                                                                      EXHIBIT 99

                                 Contact: Arthur Newman
                                          Chief Financial Officer
                                          (615) 301-3300
                                          ir@healthstream.com

                                          Media
                                          Mollie Elizabeth Condra
                                          Communications & Investor Relations
                                          (615) 301-3237
                                          mollie.condra@healthstream.com



         HEALTHSTREAM ANNOUNCES FIRST QUARTER 2003 RESULTS


HIGHLIGHTS:

         - $4.4 million in first quarter 2003 revenues, up 25% over first quarter 2002 and 9% over fourth quarter 2002

         - Net loss, excluding accounting change, improves 60% to a loss of $1.4 million over the same quarter in 2002

         - EBITDA, excluding accounting change, improves by 78% to a loss of $558,000, leaving $18.8 million in cash and investments

         - 650,000 healthcare professional subscribers now fully implemented on Internet-based learning network, up from 580,000 in prior quarter

         - Delivered 65 continuing education programs at AORN Congress for OR nurses, resulting in approximately 37,700 activity registrations

         - Surge in courseware utilization, in part due to HIPAA compliance deadlines, resulted in some delays for users, which have been addressed through acceleration of planned system upgrades

         -        HospitalDirect launch deferred until late second quarter


NASHVILLE, TENN. (APRIL 28, 2003) -- HealthStream, Inc. (NASDAQ/NM: HSTM), a leading provider of learning solutions for the healthcare industry, announced today results for the first quarter ended March 31, 2003.

FINANCIAL RESULTS:
FIRST QUARTER 2003 COMPARED TO FIRST QUARTER 2002
Revenues for the first quarter of 2003 increased by $900,000, or 25 percent, to $4.4 million, compared to $3.5 million for the first quarter of 2002. This revenue growth reflects the progress made during the past year in our core strategy, including growth in the subscriber base of our Healthcare Learning Center(TM) of $700,000 and $300,000 of growth in add-on courseware, primarily HIPAA-related. Revenues from our live event activities increased modestly, up $100,000 over the prior year quarter. These revenue increases were partially offset by lower maintenance fees of $100,000 related to our installed learning management products and $100,000 of decreases in content development services. The proportion of revenues derived from our Internet-based subscription products increased to 55 percent for the first quarter of 2003 from 39 percent during the same quarter in 2002.

Gross margins (which we define as revenues less cost of revenues divided by revenues) improved to approximately 66 percent for the first quarter of 2003 from 48 percent in the first quarter of 2002. The improvement is primarily a result of the revenue increases mentioned above as well as consolidation of customer service operations that occurred during the first quarter of 2002. Net loss for the first quarter of 2003 was $1.4 million, or ($0.07) per share, compared to a net loss before the cumulative effect of a change in accounting principle of $3.4 million, or ($0.17) per share for the first quarter of 2002. Effective January 1, 2002, we adopted a new accounting principle which resulted in a charge of $5.0 million for the cumulative effect of ($0.25) per share. The improvement in net loss over the prior year quarter, excluding the cumulative effect of a change in accounting principle, resulted from improved margins, reduced commission expense due to revised commission structures as well as personnel and other operating expense reductions.

EBITDA (which we define as loss excluding cumulative effect of change in accounting principle and before interest, taxes, depreciation, and amortization) improved to a loss of $558,000 for the first quarter of 2003, compared to a loss of $2.5 million for the first quarter of 2002. This improvement is consistent with the factors mentioned above.


FIRST QUARTER 2003 COMPARED TO FOURTH QUARTER 2002
Revenues were $4.4 million for the first quarter ended March 31, 2003 as compared with $4.1 million for the fourth quarter ended December 31, 2002. Revenue improvements were experienced in our subscription-based product lines. Namely, the Internet-based Healthcare Learning Center(TM) increased by $210,000 and add-on courseware (led by our HIPAA curriculum) increased by $200,000. Revenues from our live event services increased moderately, driven by revenues associated with the AORN Congress. These increases were partially offset by a decline in content development revenues of $140,000. In addition, during the first quarter of 2003, approximately 55 percent of revenues were derived from our Internet-based subscription products, compared to 52 percent for the fourth quarter of 2002.

Gross margins declined, as expected, from 70 percent for the fourth quarter of 2002 to 66 percent for the first quarter of 2003, primarily as a result of increased royalties associated with our add-on courseware revenue growth and increases in cost of revenues associated with the AORN Congress and other live event activities occurring during the first quarter of 2003. Net loss for the first quarter ended March 31, 2003 was $1.4 million, or ($0.07) per share, compared to the fourth quarter 2002 loss of $2.6 million, or ($0.13) per share. The improvement in net loss was primarily a result of lower commission expense consistent with seasonal order value declines between the fourth quarter and first quarter and revised commission structures for 2003. Improvement also resulted from lower operating expenses associated with consolidation of functions and related personnel reductions.

At March 31, 2003, the Company had cash, investments, and related interest receivable of $18.8 million, compared to $20.4 million at December 31, 2002. The $1.6 million reduction for the first quarter of 2003 improved from the $2.6 million reduction during the same period during 2002, but increased from the $0.8 million reduction experienced during the fourth quarter of 2002. The improvement over the same period in the prior year is consistent with the trends noted above. The increase over the prior quarter is attributable to seasonal factors, including payment of a larger amount of December commission expense in January and 2002 bonus compensation paid in March each year.


HOSPITAL-BASED CUSTOMER CHANNEL (HCO) UPDATE
Our learning solutions are helping healthcare organizations improve their compliance with regulatory training that is mandated by the Occupational Safety & Health Administration (OSHA), complete training that is required for accreditation by the Joint Commission on Accreditation of Healthcare Organizations (JCAHO), and meet training requirements created by the Healthcare Insurance Portability and Accountability Act (HIPAA). Our solutions help our customers train employees in multiple clinical areas, reduce their organization's risk, and recognize significant cost-savings over traditional, classroom-based training.

At March 31, 2003, approximately 650,000 healthcare professionals were fully implemented to use HealthStream's Internet-based Healthcare Learning Center(TM) for training and education, up from approximately 580,000 at year-end 2002. The total number of contracted subscribers -- both implemented (650,000) and in the process of being implemented (40,000) -- is 690,000, up from approximately 655,000 contracted subscribers at year-end 2002.

HealthStream continues to aggressively transition its customers using one of its installed learning management systems to the Internet-based Healthcare Learning Center. In the first quarter, almost half of the newly contracted subscriptions, representing approximately 27,000 healthcare professional subscribers, were among those who chose to make this transition.

Add-on courseware subscriptions to existing customers increased by 60,000 during the first quarter, driven primarily by sales of HealthStream's HIPAA curriculum, bringing the total number to 180,000. HealthStream actively worked with its customers to help them become compliant with HIPAA training requirements by the federally legislated, mid-April deadline. As their partner in achieving this business objective, we monitored results and assisted our customers at every step in this process -- with measurably positive outcomes. For example, one of our larger customers with 10,000 employees was able to become fully HIPAA compliant within a six-week window using our learning solutions.

Increased courseware utilization, particularly near the HIPAA training deadline -- coupled with growth in our customer base of healthcare organization using our Internet-based learning platform, resulted in a record number of course completions of approximately 1,200,000 in the first quarter of 2003, up from approximately 800,000 during the fourth quarter of 2002, a 50 percent increase. With the number of healthcare professionals logging on to our platform at an unusually high rate, we experienced a surge in utilization of our system that at times resulted in delays for users. In response, a series of planned system enhancements were accelerated and other actions, including account management assistance, were taken that enabled us to effectively accommodate our customers' needs. In addition, a major upgrade in our system infrastructure was moved forward by six weeks and successfully implemented. As a result, we believe that the Company's system capacity has been expanded to meet future activity in courseware demand from our customers for the foreseeable future.


PHARMACEUTICAL AND MEDICAL DEVICE CUSTOMER CHANNEL (PMD) UPDATE
HealthStream's pharmaceutical and medical device company customers continue to use our custom learning solutions to support their education programs. For example, during the first quarter of 2003, Cordis Cardiology contracted for 10,000 clinical education packages designed for training radiologic and cath lab technicians on several of their products. Each clinical package includes delivery of a presentation and a clinical syllabus to healthcare professionals, and is typically commercially supported by a medical device company. Already delivered to approximately 5,500 clinical participants during the first quarter of 2003, Cordis Cardiology has extended their plans to increase the number of healthcare professionals who participate in one of HealthStream's clinical education packages throughout the coming year.

Commercially supported by 43 pharmaceutical and medical device company customers, HealthStream offered 65 continuing education programs for OR nurses at the Association of periOperative Registered Nurses (AORN) Congress, held March 23-27, 2003 in Chicago, Illinois. AORN represents more than 40,000 registered nurses who facilitate the management, teaching, and practice of perioperative nursing, and members convene annually at the AORN Congress. Each of the 65 programs produced by HealthStream was attended by an average of approximately 580 nurses, resulting in approximately 37,700 activity registrations. Activity levels were comparable to last year.

During 2003, we are scheduled to launch HospitalDirect(TM), a new software application for training hospital-based healthcare professionals about medical devices and/or pharmaceuticals. With reach through our substantial network of hospital customers, we believe we are uniquely capable of offering this innovative learning solution to the industry that makes the educational resources of medical device and pharmaceutical companies readily available to healthcare professionals working in the nation's hospitals. As a result of the Company's initiative to accelerate its series of planned system enhancements, the previously announced March 2003 launch date has been extended to mid-year 2003 for this product.

FINANCIAL EXPECTATIONS
Second quarter revenues are expected to approximate $4.7 million with growth over the first quarter's results coming from subscription revenues from both the Internet-based Healthcare Learning Center(TM), and add-on courseware as well as additional content development contracts. We expect that gross margins will be comparable with the first quarter as a result of the increase in content development revenues noted above. While we expect that product development and other general and administrative expenses will be comparable with the first quarter, we anticipate that sales and marketing expenses will increase as a result of both increased marketing spending and increases in selling costs, principally commissions. We expect our net loss for the second quarter of 2003 to be comparable with the first quarter.

As a result of the progress made during the first quarter of 2003 and our expectations with respect to the second quarter, we expect to achieve EBITDA positive results by the end of September 2003.

Commenting on first quarter results, Robert A. Frist, Jr., chief executive officer, said, "We continue to show increased utilization of our learning solutions, growth of our network, and steady financial progress. Following record utilization of our system in the fourth quarter, HealthStream experienced a significant 50 percent surge in utilization of our learning platform this quarter, surpassing the fourth and fifth million course completion markers by April 1. Our learning network continued to grow, adding 70,000 fully implemented subscribers. In addition, we experienced steady financial progress, as evidenced by a 60 percent improvement to a loss of $1.4 million over the same quarter in 2002."

A conference call with Robert A. Frist, Jr., chief executive officer, Arthur Newman, chief financial officer, and Susan Brownie, vice president of finance and corporate controller, will be held on Tuesday, April 29, 2003 at 10:00 a.m.
(EDT). To listen to the conference, please dial 800-915-4836 if you are calling within the domestic U.S. If you are an international caller, please dial 973-317-5319. The conference may also be accessed online by going to www.healthstream.com/investor for the simultaneous Webcast of the call, which will subsequently be available for replay.

ABOUT HEALTHSTREAM

HealthStream (NASDAQ: HSTM) is a leading provider of learning solutions for the healthcare industry. Over a half-million healthcare professionals currently subscribe to the Internet-based Healthcare Learning Center(TM), HealthStream's learning platform. The Company's learning products and services are used by healthcare organizations to meet the full range of their training needs, while, concurrently, supporting business objectives. Once subscribed to the Healthcare Learning Center(TM), customers benefit from increased compliance, reduced risks, and improved learning effectiveness. In addition, HealthStream has pioneered a new collaboration with pharmaceutical and medical device companies to assist them in product launch and market education initiatives within the Company's nationwide network of hospital customers. Nine of the top ten medical device companies and eight of the top ten pharmaceutical companies are among the organizations in HealthStream's growing customer base. (www.healthstream.com)

                               HEALTHSTREAM, INC.
                             SUMMARY FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                             THREE MONTHS ENDED
                                                                                   MARCH 31,
                                                                               2003           2002
                                                                            --------       --------
Revenues                                                                    $  4,417       $  3,535

Operating expenses:
   Cost of revenues                                                            1,495          1,832
   Product development                                                           955          1,009
   Sales and marketing                                                         1,129          1,561
   Depreciation and amortization                                                 897          1,161
   Other general and administrative                                            1,423          1,649
                                                                            --------       --------
      Total operating expenses                                                 5,899          7,212

Operating loss                                                                (1,482)        (3,677)
   Other income, net                                                             123            248
                                                                            --------       --------
Net loss, before cumulative effect of a change in
   accounting principle                                                       (1,359)        (3,429)
   Cumulative effect of a change in accounting principle                          --         (5,000)
                                                                            --------       --------
Net loss                                                                    $ (1,359)      $ (8,429)
                                                                            ========       ========

Net loss per share:
   Basic and diluted, before cumulative effect of a change
   in accounting principle                                                  $  (0.07)      $  (0.17)

   Cumulative effect of a change in accounting principle(1)                       --          (0.25)
                                                                            --------       --------
Net loss per share, basic and diluted                                       $  (0.07)      $  (0.42)
                                                                            ========       ========

Weighted average shares outstanding:
Basic and diluted                                                             20,306         20,196
                                                                            ========       ========


LOSS EXCLUDING CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
PRINCIPLE AND BEFORE INTEREST, TAXES, DEPRECIATION AND
AMORTIZATION, EBITDA(2):

Net loss                                                                    $ (1,359)      $ (8,429)
Interest income                                                                 (129)          (257)
Income taxes                                                                      33             31
Depreciation and amortization                                                    897          1,161
                                                                            --------       --------
Loss before interest, taxes, depreciation and amortization                      (558)        (7,494)
Cumulative effect of a change in accounting principle                             --          5,000
                                                                            --------       --------
Loss excluding cumulative effect of change in accounting
  principle and before interest, taxes, depreciation and
  amortization                                                              $   (558)      $ (2,494)
                                                                            ========       ========

Loss excluding cumulative effect of change in accounting
  principle and before interest, taxes, depreciation and
  amortization per share                                                    $  (0.03)      $  (0.12)
                                                                            ========       ========

         (1) Effective January 1, 2002, we adopted a new accounting standard, which resulted in the discontinuation of amortization of goodwill and certain other intangible assets.

         (2) Management uses EBITDA as an analytical indicator and believes that the presentation of EBITDA allows for a more complete analysis of operating performance. EBITDA should not be considered as a measure of financial performance under generally accepted accounting principles because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations. EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

                               HEALTHSTREAM, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)



                                                                           MARCH 31,            DECEMBER 31,
                                                                             2003                 2002(1)
                                                                           --------              --------
ASSETS
Current assets:
     Cash, short term investments and related interest receivable          $ 18,822              $ 17,299
     Accounts and unbilled receivables, net                                   3,958                 3,595
     Prepaid and other current assets                                         1,122                   994
                                                                           --------              --------
          Total current assets                                               23,902                21,888

Investments                                                                      --                 3,066
Property and equipment, net                                                   2,567                 2,668
Goodwill and intangible assets, net                                           4,570                 4,957
Other assets                                                                    298                   334
                                                                           --------              --------
          Total assets                                                     $ 31,337              $ 32,913
                                                                           ========              ========


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Accounts payable, accrued and other liabilities                       $  3,097              $  3,563
     Deferred revenue                                                         3,635                 3,346
     Current portion of long-term liabilities                                    54                    67
                                                                           --------              --------
          Total current liabilities                                           6,786                 6,976

Long-term liabilities, net of current portion                                    26                    41
                                                                           --------              --------
          Total liabilities                                                   6,812                 7,017

Shareholders' equity:
     Common stock                                                            91,223                91,223
     Accumulated deficit and other comprehensive income                     (66,698)              (65,327)
                                                                           --------              --------
          Total shareholders' equity                                         24,525                25,896

          Total liabilities and shareholders' equity                       $ 31,337              $ 32,913
                                                                           ========              ========


Total cash, investments, and related interest receivable                   $ 18,822              $ 20,365
                                                                           ========              ========


(1) Derived from audited financial statements contained in the Company's filing on Form 10-K for the year ended December 31, 2002.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2003 that involve risks and uncertainties regarding HealthStream. These statements are based upon management's beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The Company's preliminary financial results, while presented with numerical specificity, are forward-looking statements which are based on a variety of assumptions regarding the Company's operating performance that may not be realized, and which are subject to significant uncertainties and potential contingencies associated with the Company's year-end financial and accounting procedures and other matters referenced from time to time in the Company's filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized. Actual results may differ materially from those anticipated in any such forward-looking statements. The Company undertakes no obligation to update or revise any such forward-looking statements.




                                     # # # #